Exhibit 5.2

November 8, 2023

Arch Therapeutics, Inc.

235 Walnut St., Suite 6

Framingham, MA 01702

Ladies and Gentlemen:

We have acted as counsel to Arch Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the proposed sale and issuance of (A) either (i) units consisting of (a) up to $4,250,000 of shares (the “Offered Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (b) up to $4,250,000 of warrants (the “Investor Warrants”) to purchase shares of Common Stock (the shares of Common Stock issuable upon exercise of the Warrants are referred to as the “Investor Warrant Shares”) or (ii) in lieu of such units, pre-funded units consisting of (a) up to $4,250,000 of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares”) and (b) up to $4,250,000 of Investor Warrants to purchase Investor Warrant Shares, and (B) up to $637,500 of shares (the “Option Shares”) of Common Stock and/or warrants to purchase up to $637,500 of shares of Common Stock, in the same form as the Investor Warrants (the “Option Warrants”) to be sold upon exercise of the option granted to the underwriters (the shares of Common Stock issuable upon exercise of the Option Warrants are referred to as the “Option Warrant Shares”), pursuant to the Registration Statement on Form S-1 (File No. 333-268008), as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Registration Statement (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, together with the prospectus contained therein (the “Prospectus”). The Offered Shares, the Investor Warrants, the Pre-Funded Warrants, the Option Shares and the Option Warrants are to be sold pursuant to an Underwriting Agreement (the “Agreement”) between the Company and Dawson James Securities, Inc., as the representative of the several underwriters.

As counsel to the Company in connection with the proposed sale and issuance of the above-referenced Offered Shares, the Option Shares, the Investor Warrants, the Investor Warrant Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Option Warrants and the Option Warrant Shares, we have reviewed the Registration Statement, Prospectus and the respective exhibits thereto (including the Form of Underwriting Agreement, Form of Investor Warrant, and the Form of Pre-Funded Warrant). We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by McDonald Carano LLP, special Nevada counsel to the Company, the Investor Warrants, the Pre-Funded Warrants and the Option Warrants have been duly authorized and validly issued; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Investor Warrants, the Pre-Funded Warrants and Option Warrants are duly executed and delivered by the Company pursuant to the Agreement, such Investor Warrants, Pre-Funded Warrants, and Option Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We advise you that matters of Nevada law are covered in the opinion of McDonald Carano LLP, special Nevada counsel for the Company, in Exhibit 5.1 to the Registration Statement.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP